INTERNATIONAL BATTERY METALS ANNOUNCES CEO TRANSITION

Garrett Galloway, Senior Vice President of Corporate Development, Named Interim CEO

VANCOUVER, BC, AND HOUSTON, TX / July 27, 2026 - International Battery Metals Ltd. ("IBAT" or the "Company") (TSXV: IBAT | OTCQB: IBATF), an advanced technology provider of modular direct lithium extraction (DLE) systems, today announced the appointment of Garrett Galloway, Senior Vice President of Corporate Development, as Interim Chief Executive Officer, effective immediately. Mr. Galloway’s appointment follows the resignation of Joseph Mills as CEO and from the Company's Board of Directors, each effective July 21, 2026, to spend time with his family, travel and pursue other opportunities. Mr. Mills will transition to an advisory role and remain available to the Company through September 19, 2026 to assist with an orderly transition.

John Burba, Chairman of International Battery Metals, commented:

"We are continuing to pursue project opportunities in the Smackover and the Middle East as well as evaluations across North America and South America. The priorities and initiatives established over the past several months remain unchanged, and we have the team in place to capitalize on these opportunities. In his role, Garrett has played a leading role with partners and counterparties to advance discussions, and the Board has full confidence in his ability to drive that work forward as Interim CEO.

"On behalf of the Board, I want to thank Joe for his leadership and the foundation he helped build at IBAT. We are grateful he will remain available to support a smooth transition."

Mr. Galloway has served as the Company's Senior Vice President of Corporate Development since May 2025. He has over 15 years of experience in the energy industry including multiple finance positions, mergers and acquisitions, complex transactions and debt and equity capital markets. Prior to IBAT, Mr. Galloway was Vice President of Finance at QuarterNorth Energy, where he served in various roles from August 2021 until May 2024 and played a key role in establishing that company's strategy and its successful divestiture to Talos Energy (NYSE: TALO), which returned approximately $1.9 billion in capital to shareholders. Before QuarterNorth, he served in various finance and corporate roles at Fieldwood Energy LLC from August 2013 until August 2021. His prior experience includes finance and corporate roles of increasing responsibility at Midstates Petroleum and Dynamic Offshore Resources. He began his career in the energy group of BOK Financial focused on reserve-based lending and the corporate banking needs of upstream oil and gas clients. Mr. Galloway holds a bachelor's degree in business and finance from the University of Alabama.

About International Battery Metals Ltd.

IBAT’s direct lithium extraction technology is based on proprietary lithium extraction media housed in patented extraction columns. The columns are enclosed in modular, transportable skid mounted platforms that can be transported and commissioned into production within a reasonably short time frame.

Utilizing the patented technology, the Company’s focus has been on advancing extraction of lithium chloride from ground water salt brine and produced water deposits. The Company’s unique patented technology ensures efficient delivery of lithium chloride while ensuring minimal environmental impact.

Investor Relations contact:

Brian Siegel, IRC, MBA

Senior Managing Director

Hayden IR

(346) 396-8696

brian@haydenir.com

Neither the TSXV, the OTCQB nor their respective Regulation Services Providers accept responsibility for the adequacy or accuracy of this news release.